Legal Proceedings

1. Date: June 30, 2008
Complaint filed in the United Stated
District Court for the District of
Massachusetts and captioned Yu v.
State Street Corp. Et al., Civ. A.
No. 08-11108-JLT
Subject: request for reimbursement of
alleged investment losses in the Yield
Plus Fund.
Plaintiff: Ning Yu, Individually and on
behalf of all others similarly situated
Defendants: State Street Corporation,
State Street Global Advisors, Lynn L.
Anderson. Agustin J. fleites, steven J.
Mastrovich, William L. Marshall, Patrick
J. Riley, Bruce D. Taber, Richard D.
Shirk, Henry W. Todd, Mark E. Swanson,
Donald a. Gignac, Karen D. Gillogly,
William L. Boyan, Michael F. Holland,
Rina K. Spence, Douglas T. Williams,
James Ross, Gary L. French, and
Peter G. Leahy

2.Date: September 11, 2008
Complaint filed in the Southern District of New York and captioned Plumbers and Steamfitters Union Local No. 10 Health and Welfare Fund.
Subject: request for reimbursement of
alleged investment losses in the SSgA
Intermediate Fund.
Plaintiff: Plumbers and Steamfitters
Union Local No. 10 Health and Welfare Fund
Defendants: State Street Corporation,
State Street Global Advisors, Lynn L.
Anderson. Agustin J. fleites, steven J.
Mastrovich, William L. Marshall, Patrick J.
Riley, Bruce D. Taber, Richard D. Shirk,
Henry W. Todd, Mark E. Swanson,  Donald a.
Gignac, Karen D. Gillogly, William L. Boyan,
Michael F. Holland, Rina K. Spence, Douglas
T. Williams, James Ross, Gary L. French, and Peter G.
Leahy